Exhibit 4.2

Atlanta, Georgia

BALLOON NOTE

September 1, 2017

$                    2,600,000.00

FOR VALUE RECEIVED, GOPHER PROTOCOL INC., a Nevada corporation (collectively the “Maker”), promises to pay to the order of RWJ ADVANCED MARKETING, LLC, a Georgia limited liability company (“Holder”), the principal amount of Two Million Six Hundred Thousand and 00/100 Dollars ($2,600,000.00), with interest payable at the rate of three and one-half percent (3.5%) per annum on said principal, or on so much thereof as may from time to time remain unpaid until the Maturity Date (the “Note”). This Note is payable on or before December 31, 2019, unless extended in the discretion of the Holder, subject to the Option to Unwind of the Maker pursuant to that certain asset purchase agreement by and between Maker and Holder executed on an even date hereof.

Maker shall have the right at any time and from time to time to prepay this Note, in whole or in part, without penalty or premium.

Maker shall be in default of this Note if Maker fails to pay any installment due under this Note within ten (10) days following the date said installment is due. Maker shall also be in default under this Note, but only after written notice to the Maker and a thirty (30) day opportunity to cure the default which thirty (30) days shall begin to run on the date the notice is received by Maker if Maker: (1) materially breaches any covenant, agreement or undertaking in any instrument securing this Note; (2) becomes insolvent and unable to pay bona fide obligations as they become due; (3) offers settlement to any creditors other than in the ordinary course of business; (4) files for, or has filed against it, any petition in bankruptcy or any proceeding under any law relating to the relief of debtors, or for the appointment of a receiver of its property, which petition is not dismissed within 30 days of filing; or (5) makes any assignment for the benefit of creditors.

Any installment or payment of interest and/or principal not paid within ten (10) days of the date on which such installment or payment was due shall be considered delinquent and Holder shall have the right to charge a ten percent (10%) late charge. Holder shall have no obligation to accept any such delinquent payment of principal and/or interest without the accompanying late charge, and the acceptance by Holder of such delinquent payment without the accompanying late charge shall not constitute a waiver by Holder of the right to enforce and collect such late charge. Maker acknowledges and agrees that the late charge herein provided is not a charge in the nature of interest imposed for the use of money advanced under this Note; rather, the late charge is imposed to compensate Holder for the expense, inconvenience and economic frustration experienced by Holder as a result of Maker's failure to make timely payments due hereunder, and is a reasonable forecast and estimate of Holder's actual damages and loss on account of such delinquent payment.

Demand, presentment, notice, notice of demand, notice of payment, protest and notice of dishonor are hereby waived by Maker, guarantor, surety, and other person or entity primarily or secondarily liable on this Note. Failure to declare a default upon the occurrence of a default hereunder or failure to accelerate the debt by reason of default in the payment of an installment, or the acceptance of a past-due installment shall not be construed as a violation of this contract or the right of the Holder thereafter to insist upon strict compliance with the terms of this contract without previous notice of such intention being given to the undersigned.

The failure or forbearance of the Holder to exercise any right hereunder or otherwise granted to it by law or any other agreement shall not effect or release the liability of the Maker and shall not constitute a waiver of such right unless so stated by the Holder in writing.

It is expressly agreed that time is of the essence of this contract, and in the event of failure to pay any installment of interest or principal or any portion thereof when due, Maker will be responsible to pay all costs of collection and expenses incurred by Holder, and, if this indebtedness is collected by an attorney-at-law, reasonable attorney's fees, together with court costs and expenses incurred therein, irrespective of whether or not suit is brought hereunder. If default be made in the payment of principal or interest, or any installment thereof, as provided hereby, then in such case, the entire principal amount then outstanding together with accrued interest shall, at the option of the Holder hereof, become due and payable at once after notice as herein provided.

Whenever possible, each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

Words importing the singular number hereunder shall include the plural number where appropriate and vice versa, and any pronoun used herein shall be deemed to cover all genders.

All notices must be given by certified mail, return receipt requested, or by a nationally recognized overnight carrier to Maker at 2500 Broadway, F-125, Santa Monica, CA 90404, or at a different address if Maker gives Holder written notice of a different address. All notices must be given by certified mail, return receipt requested, or by a nationally recognized overnight carrier to Holder at 4290 Bells Ferry Road, Suite 106, Box 22, Kennesaw, Georgia 30144, or at a different address if Holder gives Maker written notice of a different address.

As used herein, the term “Maker” shall mean each party directly or indirectly obligated for the indebtedness that this Note evidences, whether as Maker, endorser, surety, guarantor or otherwise.

All rights of the Holder shall inure to the benefit of its transferees, successors and assigns. All obligations of the Maker as contained herein shall bind the heirs, legal representatives, successors and assigns of the Maker.

It is the intention of the parties hereto to comply strictly with all applicable usury laws; and, accordingly, in no event and upon no contingency shall any party be entitled to receive, collect, or apply as interest, any interest, fees, charges, or other payments equivalent to interest, in excess of the maximum amount which may be charged from time to time under applicable law; and, in the event that any party ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the principal amount of the indebtedness evidenced hereby; and, if the principal amount of the indebtedness evidenced hereby and all interest thereon is paid in full, any remaining excess shall forthwith be paid to the undersigned or other party lawfully entitled thereto. In determining whether or not the interest paid or payable, under any special contingency, exceeds the maximum which may be lawfully charged, the undersigned and the party receiving such payment shall, to the maximum extent permitted under applicable law, characterize any non-principal payment as an expense, fee or premium, rather than as interest. Any provisions hereof or of any other agreement between or among the parties hereto that operates to bind, obligate, or compel the undersigned to pay interest in excess of such maximum rate, shall be construed to require the payment of the maximum rate only.

This Note is made and intended as a contract to be governed by, and construed in accordance with, the laws of the State of Georgia.

Time is of the essence in the payment and performance of this Note.

IN WITNESS WHEREOF, the Maker hereto has caused this Note to be executed and seal to be affixed hereto as of the day and year first above written.

GOPHER PROTOCOL INC., a Nevada corporation

By: /s/ Michael Murray
Print Name: Michael Murray
Title: CEO & Chairman of the Board

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